Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

VRS / TIMBER PHARMACEUTICALS

ENGAGEMENT LETTER

October 31, 2023

Timber Pharmaceuticals, Inc.

3 Mountain View Road

Suite 100

Warren, New Jersey 07059.
Attention: John Koconis, Chairman and CEO

Dear John:

This letter agreement (the “Agreement”) will confirm that Timber Pharmaceuticals, Inc. together with its affiliates and subsidiaries (the “Company”), has engaged VRS Restructuring Services, LLC (“VRS”) to act as the Company’s advisor in connection with providing restructuring services to the Company as more fully described herein (the “Engagement”).

Notwithstanding anything to the contrary herein, as of the date of execution of this Agreement, VRS shall not be providing the Company with a Chief Restructuring Officer or other officer to the Company, but shall provide same solely upon written confirmation by the Company (from and after execution of this Agreement), to amend this Agreement in order for VRS to provide the Company with a Chief Restructuring Officer and related employees (the “CRO Amendment Election”).

1)	Scope of Services. VRS shall provide restructuring services to the Company including, but not limited to, the following areas:

a)	analyzing the business, operations and financial condition of the Company;

b)

advising and assisting, when requested by the Company, with managing short term liquidity, including the preparation of a 13-week cash flow forecast/debtor-in-possession (“DIP”) financing budget and monitoring short term liquidity;

c)	assisting the Company with preparing financial analyses and determining restructuring strategy;

d)

advising and assisting, when requested by the Company, with restructuring initiatives, including negotiations with creditors and key stakeholders, structuring plans of reorganization, and selling all or parts of the Company, including any marketing thereof and liquidating assets;

e)	assisting the Company in connection with negotiations for DIP financing, including canvassing with potential candidates with interest in providing DIP financing;

f)	assisting the Company with the preparation of data in order to prepare pleadings and fiduciary filings required in the event the Company determines to commence a bankruptcy proceeding;

g)

in the event a bankruptcy proceeding is commenced, where appropriate, providing declarations and/or testimony on such matters that are within VRS’s expertise, including but not limited to testimony in support of the typical “first day” bankruptcy pleadings, a motion seeking approval pursuant to section 363 of the Bankruptcy Code for auction and bidding procedures and/or stalking horse bidding protections, and a motion seeking approval of DIP financing and use of cash collateral;

h)	assisting the Company and the board of directors of the Company in evaluating employee retention/incentive bonus programs/agreements prior to and/or in connection with the restructuring process;

i)	advising and assisting the Company and its counsel, when requested by the Company, in negotiations with various parties-in-interest; and

j)	supporting the Company in such matters as management and/or board of directors of the Company shall request from time to time.

2)	Fees. Fees for the Engagement will be charged on an hourly basis pursuant to the following rate schedule:

Team Member Level	Hourly Rate
Managing Director	$[***]
Director	$[***]
Vice President	$[***]
Senior Associate	$[***]
Associate/Analyst	$[***]

The Engagement team will be Jeffrey T. Varsalone, Managing Director, [***], Director and [***], Senior Associate. Success also depends on significant participation by the Company, its officers and other key personnel.

3)

Retainer & Invoices.  The Company will pay VRS a retainer of $[***] USD prior to the commencement of the Engagement. VRS shall bill the Company on a weekly basis and weekly invoices shall be applied against the retainer. If and when VRS determines that the retainer is insufficient to support continuing services, VRS will request that the retainer be replenished in an amount sufficient to support continued services. VRS reserves the right to suspend providing services if VRS and the Company cannot agree upon an additional retainer sufficient to support continued services.

4)

Expense Reimbursement.  In addition to paying the Fees, the Company will reimburse VRS for all reasonable out-of-pocket expenses incurred by in connection with this Agreement including, without limitation, travel, lodging, document preparation, printing, and Engagement-related legal fees and costs. Expenses shall be itemized and included on the weekly invoices applied against the retainer.

5)

Term. This Agreement shall have an initial term of four (4) weeks (the “Initial Term”) and thereafter shall continue (such Initial Term and the entire period of continuation is called the “Term”) until terminated, (a “Termination”), for any reason, by written notice to the other party specifying the date of termination (the “Termination Date”), which date shall be at least five (5) business days after the giving of such notice. Sections 6 and 7 of this Agreement shall survive termination of this Agreement.

6)

Indemnification. In consideration of, and as a condition precedent to VRS’s undertaking the Engagement, the Company agrees that in the event that any of VRS, the respective members, directors, managers, partners, officers, contractors, agents or employees of VRS, or any affiliate of any of the foregoing (each, an “Indemnified Person”) becomes involved in any action, claim, suit, investigation or proceeding (each, a “Proceeding”), actual or threatened, brought by or against any person, including stockholders, members or partners of the Company, in connection with the Engagement, the Company will reimburse such Indemnified Person for any losses, claims, fees (including fees of legal counsel and other professional advisors), expenses, damages or liabilities related to such Proceeding (collectively, “Losses”) including, without limitation, Losses incurred in investigating, responding to third party subpoenas, serving as a witness, making an Indemnified Person available to serve as a witness, or enforcing the Engagement, as such expenses are incurred; provided, however, that the Company shall not be responsible to indemnify any Loss if it is finally determined by a court or arbitral tribunal (each, a “Court”) that any such Loss of any Indemnified Person has resulted primarily and/or directly from or due to the gross negligence or willful misconduct of VRS or other Indemnified Persons in connection with VRS or its Indemnified Person’s (or Indemnified Persons’) performance under this Engagement, and to the extent the Company has already paid or reimbursed VRS or other Indemnified Person, VRS or such Indemnified Person shall repay the portion of such Loss attributable thereto.

The Company also agrees that neither VRS nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the Engagement or any matter referred to in the Engagement, except to the extent that any Losses incurred by the Company are finally determined by a Court to have resulted primarily and directly from the willful misconduct or gross negligence of VRS or other Indemnified Person(s) in performing the services that are the subject of the Engagement. In no event shall VRS or any other Indemnified Person be responsible for any indirect, special or consequential damages, even if advised of the possibility thereof.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

7)

D&O Insurance. At the request of VRS, and subject in all respects to the CRO Amendment Election having been approved by the Company’s board of directors, the Company shall provide VRS with a copy of its current D&O Insurance policy, a certificate of insurance evidencing it is in full force and effect, and any other documents VRS may reasonably request evidencing such coverage. The Company shall, as of the occurrence (if any) of the CRO Amendment Election, utilize reasonable efforts (and assuming no additional cost to the Company) to add any VRS personnel serving as Chief Restructuring Officer to the Company (or in any other similar interim management role or as a director to the Company as the case may be) to such D&O Insurance policy and shall maintain similar D&O coverage as currently maintained for other officers and directors of the Company for such VRS personnel for so long as claims may be made against them on account of their role as an officer and / or director of the Company. The Company disclaims any right to distribution on behalf of any VRS personnel to the extent, from and after any CRO Amendment Election, any VRS personnel is added as an additional insured under the Company’s D&O Insurance policy and such VRS personnel successfully obtains reimbursement for a claim filed against or under such D&O Insurance policy on account of their role as Chief Restructuring Officer (or other similar role as interim management or director to the Company). In the event that following the CRO Amendment Election, the Company is not able to add any VRS personnel, and does not maintain reasonably satisfactory insurance covering any VRS personnel serving as Chief Restructuring Officer (or any other similar interim management role or as a director, as the case may be) at any point during this Engagement, VRS reserves the right to purchase a separate D&O policy that will cover VRS personnel only, the reasonable cost of which in an amount not to exceed $5,000 (or such other amount as may be further agreed to between the Company and VRS) shall be reimbursed to VRS by the Company, invoiced as an out of pocket expense.

8)

Bankruptcy Filing.  In the event a chapter 11 bankruptcy case is commenced pursuant to Title 11 of the U.S. Code (the “Bankruptcy Code”), to the extent that the CRO Amendment Election occurs, the Company shall apply promptly to the bankruptcy court for approval of the retention of VRS pursuant to §363 of the Bankruptcy Code in accordance and compliance with the “J. Alix Protocol” as promulgated by the Office of the United States Trustee nunc pro tunc to the date such case is commenced, and will use all reasonable efforts to obtain approval under such standard. To the extent the CRO Amendment Election does not occur and the Company wishes to retain VRS as continued post-bankruptcy advisor, the Company shall apply with the Bankruptcy Court for approval of VRS as an estate professional of the Company. The Company agrees that any post-petition compensation accrued according to the terms set forth herein and payments made pursuant to the expense reimbursement and indemnification provisions of the Agreement shall be entitled to priority as expenses of administration under §§503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code and shall further be entitled to the benefits of any “carve out” for professional fees and expenses (which carve-outs shall be adequate to enable the Company to pay promptly VRS the compensation and expense reimbursement contemplated hereby taking into account the Company’s obligations to other professionals entitled to the benefit of the carve-outs). The Company shall use its best efforts to ensure that any cash collateral order, debtor-in-possession financing order and/or similar order entered in such case or cases (a) permits the use of cash collateral and financing proceeds for the full and prompt payment of all of VRS’s fees and expenses contemplated hereby, and (b) contains the agreement by the lender(s) that VRS’s fees and expenses shall be paid at the times and from the sources specified herein.

9)	Miscellaneous.

a)	This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

b)	This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

c)

This Agreement may be executed in counterparts each of which shall be deemed an original and all of which, taken together, shall comprise one and the same Agreement. This Agreement may be executed by the delivery of signatures by facsimile or other electronic means.

d)

If any term, provision or covenant of the Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and covenants contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

e)

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey (without regard to its conflicts of law principles). The parties hereby irrevocably consent to the exclusive jurisdiction of any New Jersey state court or United States federal court sitting in New Jersey over any action or proceeding arising out of or relating to this Agreement; provided that from and after the commencement of any bankruptcy case, the parties also irrevocably consent to the exclusive jurisdiction of any court (including the United States Bankruptcy Court) where such bankruptcy case is pending regarding the interpretation and enforcement of this Agreement. Solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Person. VRS and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its security holders and creditors) irrevocably agree to waive all rights to trial by jury.

f)

After the Engagement has been completed and publicly disclosed by the parties, VRS may refer to it in traditional “tombstone” announcements and/or its professional promotional materials (in a manner that does not disclose non-public terms or information). In connection therewith, VRS may use the Company’s corporate logo (including electronic versions thereof) in VRS’s advertising or promotional materials.

g)

VRS shall maintain the confidentiality of all proprietary and/or non-public information it receives from or with respect to the Company during its engagement hereunder in a commercially reasonable manner and may only use such information for the purposes contemplated hereby. Furthermore, VRS may be provided highly confidential and/or attorney-client privileged and/or attorney work product documents and communications from the Company and/or its other advisors (including attorneys), and VRS (and its personnel) agrees to maintain the privileged and/or protected nature of such documents and communications and that receipt of such documents and/or information from the Company and/or its other advisors (including attorneys) shall not be deemed a waiver any such privilege, attorney work-product or other confidential designations and/or protections.

Please countersign a copy of this letter to confirm your agreement to its terms. We look forward to working with you.

Very truly yours,

VRS RESTRUCTURING SERVICES, LLC

By:         /s/ Jeffrey T. Varsalone

Jeffrey T. Varsalone

Managing Member

AGREED TO AND ACCEPTED:

TIMBER PHARMACEUTICALS, INC.

By:         /s/ John Koconis

John Koconis

Chairman and CEO